Exhibit (d)(1)(ii)

Schedule A

List of Funds

Barings Global Floating Rate Fund

Barings Global Credit Income Opportunities Fund

Barings Active Short Duration Bond Fund

Barings Total Return Bond Fund

Barings Emerging Markets Debt Blended Total Return Fund

Barings Emerging Markets Local Currency Debt Fund

Barings Global High Yield Fund

Barings U.S. High Yield Fund

Barings Global Emerging Markets Equity Fund

Amended as of May 9, 2018

Schedule B

Fees

As compensation for the services rendered by the Manager, each Fund will accrue daily and pay to the Manager in U.S. dollars, within five business days after the end of each calendar month during the term of this Agreement, a monthly investment management fee for such month based upon the following annual rates calculated based on the average daily net asset value of the applicable Fund:

Barings Global Floating Rate Fund – 0.65%

Barings Global Credit Income Opportunities Fund – 0.75%

Barings Active Short Duration Bond Fund – 0.35%

Barings Total Return Bond Fund – 0.40%

Barings Emerging Markets Debt Blended Total Return Fund – 0.75%

Barings Emerging Markets Local Currency Debt Fund – 0.75%

Barings Global High Yield Bond Fund – 0.60%

Barings U.S. High Yield Bond Fund – 0.55%

Barings Global Emerging Market Equity Fund – 0.90%

Amended as of May 9, 2018